------------------------------
                                                           OMB APPROVAL
                                                  ------------------------------
                                                  OMB Number           3235-0104
                                                  Expires:      December 31,2001
                                                  Estimated average burden
                                                  hours per response ....... 0.5
                                                  ------------------------------

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940


================================================================================
1. Name and Address of Reporting Person*

   Barr                  Kevin
--------------------------------------------------------------------------------
   (Last)               (First)                 (Middle)

   500 Post Road East, Suite 320
--------------------------------------------------------------------------------
                                    (Street)

   Westport              CT                       06880
--------------------------------------------------------------------------------
   (City)               (State)                 (Zip)


================================================================================
2. Date of Event Requiring Statement (Month/Day/Year)


   September 25, 2000
================================================================================
3. IRS or Social Security Number of Reporting Person (Voluntary)


================================================================================
4. Issuer Name and Ticker or Trading Symbol

   Terex Corporation (TEX)
================================================================================
5 Relationship of Reporting Person to Issuer
   (Check all applicable)

   [   ]   Director                             [   ]   10% Owner
   [ x ]   Officer (give title below)           [   ]   Other (specify below)


                    Vice President - Human Resources
      --------------------------------------------------------------------

================================================================================
6. If Amendment, Date of Original (Month/Day/Year)

================================================================================
7.  Individual or Joint/Group Filing
    (Check applicable line)

    _x__ Form filed by One Reporting Person

    ___ Form filed by More than One Reporting Person

================================================================================
             Table I -- Non-Derivative Securities Beneficially Owned
================================================================================

                                                              3. Ownership Form:
                                      2. Amount of Securities      Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr.5)
---------------------------------------------------------------------------------------------------------------------------------


   Common Stock, par value $.01 p/sh.(1) 7,500                        D
-----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*If the Form is filed by more than one Reporting Person,
 see Instruction 5(b)(v).
                           (Print or Type Responses)

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                        5. Owner-
                         2. Date Exercisable   3. Title and Amount of Securities                           ship
                            and Expiration Date   Underlying Derivative Security                           Form of
                            (Month/Day/Year)           (Instr. 4)                        4. Conver-        Derivative   7.Nature of
                         ----------------------     ----------------------------            sion or        Security:      Indirect
1. Title of Derivative   Date       Expira-                            Amount or            Exercise Price Direct(D) or   Beneficial
   Security              Exer-      tion                               Number of            of Derivative  Indirect(I)    Ownership
   (Instr. 4)            cisable    Date            Title                 Shares            Security       (Instr.5)      (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------
Options to Purchase
Common Stock(2)          07/11/01   07/11/10       Common Stock            8,500            $15.125          D
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Explanation of Responses:
(1) Restricted Stock granted pursuant to the Company's 1996 Long-Term Incentive Plan vesting over a 4-year period, with the first shares vesting on July 11, 2001.
(2) Options granted pursuant to the Company's 1996 Long-Term Incentive Plan. Options vest over a four-year period, with the first shares vesting on July 11, 2001, are exercisable at any time (except for certain exceptions) and expire on July 11, 2010.





           /s/ Kevin Barr                                   October 4, 2000
----------------------------------------------            ---------------------
      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient. See Instruction 6 for procedure.